MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registrations statement on Form S8 of American Racing Capital Inc, of our report dated March 15, 2007 on our audit of the consolidated balance sheet of American Racing Capital Inc as of December 31, 2006, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2006, and the reference to us under the caption "Experts."

Moore & Associates

Moore & Associates Chartered
Las Vegas, Nevada
November 19, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501